EXHIBIT 99.1

PNM Resources Names New Director
Second quarter earnings, dividend decision to be announced Aug. 11

(ALBUQUERQUE, N.M.) – The Board of Directors of PNM Resources (NYSE: PNM) today elected its newest member, Donald K. Schwanz, retired chairman and CEO of CTS Corporation.

Schwanz was CTS chairman and CEO for more than six years, having also served as president and COO for the international electronic components designer and manufacturer. He also served in numerous high-level executive positions at Honeywell, most recently as president of Industrial Control business. From 1997 to 1999, he served as president of Honeywell’s Space & Aviation Control business.

“Donald brings a wealth of business leadership and experience managing publicly traded companies,” said Jeff Sterba, PNM Resources chairman, president and CEO. “We are extremely fortunate to have him join our board of directors.”

Schwanz becomes PNM Resources’ tenth member of the board of directors and will serve on the Finance Committee. He currently resides in Scottsdale, Ariz.

PNM Resources to Host Second Quarter Earnings Call Aug. 12

PNM Resources will discuss 2008 second quarter earnings results during a live conference call and Web cast at 9 a.m. EDT on Tuesday, Aug. 12. The company will issue its earnings news release after market closes on Aug. 11.

In addition to quarterly results, management will provide updates regarding earnings guidance for 2008, any likely adjustments for 2009 earnings guidance and any action by the PNM Resources board of directors regarding the company’s common stock dividend.  Speaking on the call will be Jeff Sterba, PNM Resources chairman, president and CEO; Chuck Eldred, executive vice president and CFO; and Pat Vincent-Collawn, utilities president.

Investors, analysts and other participants can listen to the live conference call by dialing 877-419-6603  (toll free) or 719-325-4893 (toll) five to 10 minutes prior to the event and referencing “the PNM Resources earnings conference call.” A telephone replay will be available at noon EDT until midnight Aug. 15 by dialing 888-203-1112  (toll free) or 719-457-0820 and using confirmation code 2087724.

A live Web cast of the call will be available at http://www.pnmresources.com/investors/events.cfm.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2007 consolidated operating revenues from continuing and discontinued operations of $2.4 billion. Through its utility and energy subsidiaries, PNM Resources serves electricity to approximately 835,000 homes and businesses in New Mexico and Texas and natural gas to nearly 492,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Another subsidiary is First Choice Power, a deregulated competitive retail electric provider in Texas. With generation resources of more than 2,650 megawatts, PNM Resources and its subsidiaries market power throughout the Southwest, Texas and the West. In addition, the company has a 50-percent ownership of EnergyCo, which owns approximately 920 megawatts of generation. For more information, visit www.PNMResources.com.

CONTACTS:
Analysts                                                                Analysts & Media
Gina Jacobi, (505) 241-2211                                 Frederick Bermudez, (505) 241-4831

2